LOAN AGREEMENT

AGREEMENT:                      Made on August 8, 2000;

LENDER: DELTA LLOYD BANK NV, situated at Joan Muyskenweg 4, 1096 CJ Amsterdam, The Netherlands, hereinafter to be referred to as the "LENDER";

BORROWER MEDIVISION MEDICAL IMAGING LTD., established at Industrial Park Yokneam Elit, 20692 Israel, legally represented by Mr. Noam Allono (President) and Mr. Ariel Shenhar
                                (Vice-President), hereinafter to be referred to as the "BORROWER";


WHEREBY THE BANK WILL LEND TO THE BORROWER UNDER THE FOLLOWING CONDITIONS;

PRINCIPAL AMOUNT:               USD 1.750.000, = (one million seven hundred
                                fifty thousand United States Dollar);

DRAW DOWN:                      In one installment, at request of the Borrower
                                to be remitted to the Borrower within two working days after receipt of a written request for funds specifying remittance instructions;

PERIOD OF LOAN:

Six months, as from the date of draw down with the option to extend the Loan on the maturity date subject to the Bank's approval. The Borrower will notify the Bank of its intention to extend the Loan at least ten working days prior to the maturity date;

INTEREST RATE:                  3 months LIBOR + 2% per annum,
                                accruing from day to day, assuming a year of 360
                                days;  month actual  number of days  (m.a./360);
                                for  each   consecutive   interest   period  the
                                interest rate will be determined at least two working days prior to the maturity date of the preceding interest period; the interest amount will be calculated on the outstanding amount of the Loan;

INTEREST PERIOD:                3 months;

INTEREST PAYMENT:               The amounts will be due and payable at the end
                                of every interest period; with all principal and
                                remaining interest due and payable on the final
                                maturity date;
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REPAYMENT:                      The entire outstanding principal amount together
                                with all accrued but unpaid interest thereon and all other amounts due and owing hereunder, shall be due and payable in full at the maturity date;

PERFORMANCE FEE:                Performance  fee will consist of Options of
                                MedVision Medical Imaging Ltd. at the average market price of 4,298 EURO (week 4-07-2000-
                                -8-07-2000) for a total amount of USD 262.500,+
                                This performance fee will be further formalized in a separate Call Option Agreement, to be concluded by Lender and Borrower upon signing of this loan agreement;

ARRANGEMENT FEE:                USD 8.750,=(0,5% o the Principal Amount); to be
                                deducted from the principal amount;

PURPOSE OF LOAN:                The proceeds of this loan will be used to
                                finance the purchase of shares by the Borrower of OPTHALMIC IMAGING SYSTEMS (OIS), a company incorporated under California law, hereinafter to be referred to as the "COMPANY";

COLLATERAL:                     The loan will be secured by:

                                A   pledge   of   (Security   Interest   (Eerste
                                Pandrecht)) in favor of the Lender by the Borrower over 2.131.758 shaes of common stock and 150 shares of preferred stock in the Company, after the Borrower has actually purchased such shares in Company (after the purchase of the shares, the shares of preferred stock will be converted to common stock). This pledge will be formalized in a separate Pledge Agreement;

TAXES: All payments by the Borrower to the Lender shall be made free and clear of any restrictions or conditions and (subject to as provided in the next sentence) without deductions for any taxes, leies, imports, duties, charges, fees deductions of withholding of any nature (for the purpose of this sub-clause collectively called "TAXES") now or hereafter imposed, levied, collected, withheld or assessed. If any deductions of taxes is required by law to be made from any payment, the Borrower shall pay in the same time such additional amounts as will result, after giving credit for any next tax benefit received by the Lender in US Dollars of such amount as would have been received by the Lender had no such taxes been required to be deducted;

IMMEDIATE REPAYMENT:            The Loan will be immediately  due and payable in
                                its entirety together with interest and costs without demand if:

                                 1. Any of the obligations in connection with this agreement have not been fulfilled;

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

                                 2. The Borrower is declared bankrupt or applies for a moratorium; or is deemed to become in a position in which it cannot be expected that it will be able to meet with the various obligations in connection with this agreement;

                                 3. A receiver or liquidator is appointed for the Borrower;

                                 4. The Lender becomes aware of any material deterioration of the Borrower, or in the case of any attachments are served in the name of the Borrower;

                                 5. Any law, regulation, ruling, binding guideline or other Governmental action would make it legally or practically impossible to continue the commitment;

                                 6. In case the Borrower is in default, the Borrower will be responsible for any costs incurred by the lender as a result thereof, including the cost of legal advice and legal procedures. The default interest applicable to the standard current account rate to be increased with one percent p.a. until the Loan has been repaid;

DOCUMENTATION:                  Before the credit facility will be available for
                                the Borrower the bank will receive the following documents:

                                - Certificate of the Chamber of Commerce
                                  regarding Medvision or a certificate of Good
                                  Standing;
                                - A Power of  Attorney  on behalf of the persons
                                  who will be allowed to sign on behalf of the company or a copy of a shareholders resolution appointing the legal representatives;
                                - Full and undersigned Statement of Signatures
                                  for legal entities (see enclosed document);
                                - A 'Letter of Good Standing';

SPECIAL                         The Borrower herewith declares that it holds all
CONDITIONS:                     governmental permits or authorizations needed to
                                enter into this contact and that it does not violate any laws or regulations or contracts applicable to the Borrower;

                                The Borrower herewith declares that there are no legal actions or procedures against it which could materially and adversely affect the
                                financial   situation  of  the   Borrower;

                                The Borrower  herewith  declares  that it is
                                not in default  under any material  contract
                                or any  obligation  and  that  there  are no
                                arrears   concerning  the  payments  of  any
                                social security costs;

COST, (LEGAL) FEES:             All costs and (legal) fees relating to this
                                agreement, the Call Option Agreement and the Pledge Agreement will be for the account of the Borrower;

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

GENERAL CONDITIONS:             The General Banking Conditions of Delta Lloyd
                                Bank NV as attached hereto and by reference made a part hereof, apply to this Agreement;

APPLICABLE LAW:                 This loan will be  governed  by Dutch law.
                                Any possible dispute or conflict will be subject to the verdict of the competent judges in Amsterdam in the Netherlands. Notwithstanding the right of the Lender to initiate legal procedures elsewhere.

Signed on:                 8 August 2000, Amsterdam, The Netherlands

and                        8 August 2000, Yokneam Elit, Israel


BORROWER:

MedVision Medical Imaging Ltd.
Legally represented by:


---------------------------                          --------------------------
Mr. Noan Allon                                       Mr. Ariel Shenhar
(President and CEO)                                  (Vice-President)


Lender:

Delta Lloyd Bank NV
Represented by:


---------------------------                          --------------------------
Mr. Drs.L. Keemink MM                                Mr. M.J.K. Susan Msc


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